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                                                                    EXHIBIT 23.3


                        CONSENT OF INDEPENDENT AUDITORS


          We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 28, 1999, with respect to the combined financial statements of the PVC Pipe Business of the Lamson & Sessions Co., included in the Proxy Statement of Eagle Pacific Industries, Inc. that is referred to and made a part of Amendment No. 1 to the Registration Statement (Form S-4 No. 333-72217) and Prospectus of Eagle Pacific Holdings, Inc. for the registration of its shares of Common Stock, Series A 7% Convertible Preferred Stock and 8% Convertible Preferred Stock.


                                              /s/  ERNST & YOUNG LLP


Cleveland, Ohio

March 10, 1999